CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this registration statement of Capital Bank on Form S-4 (File No. _________) of our report dated October 24, 1997 (and September 29, 1998 as to Note 14), on our audits of the consolidated financial statements of Home Savings Bank of Siler City, Inc., SSB and Subsidiary as of September 30, 1997 and 1996, and for each of the three years in the period ended September 30, 1997. We also consent to the reference to our firm under the caption "Experts" and "Selected Historical and Unaudited Pro Forma Combined Financial Data - Selected Consolidated Financial Data of Home Savings."






PRICEWATERHOUSECOOPERS LLP


Raleigh, North Carolina
October 16, 1998